Exhibit 5.3

Our ref:

24 June 2021

BARKBOX, INC.

221 Canal Street, Floor 2

New York, New York 10013

Attention: John Toth

THE ORIGINAL BARK COMPANY PTY LTD (ACN 649 264 175)

Suite 17, 2-14 Bayswater Rd,

Potts Point NSW 2011

Attention: Whitney Komor

Dear Colleagues,

RE: Guarantee from The Original Bark Company Pty Ltd

1.	Introduction

I am an Australian Legal Practitioner as the term is defined in the Legal Profession Uniform Law (NSW). As such, I have been retained as the Australian legal advisor of Barkbox, Inc. (the “Company”), a company incorporated in the state of Delaware, and its subsidiary, The Original Bark Company Pty Ltd (ACN 649 264 175), an Australian private company incorporated in New South Wales, Australia (the “Guarantor”), to provide an opinion in connection with the Indenture (as defined below), including the Guarantee (as defined below) as set forth therein.

This opinion is given in connection with the guarantee provided by the Guarantor (the “Guarantee”) under the Indenture dated 27 November 2020 between the Company, the guarantors named therein, and U.S. Bank National Association, as Trustee (the “Trustee”) and Collateral Agent (the “Collateral Agent) providing for the issuance of Convertible Secured Notes due 2025 (the “Notes”), as amended and supplemented by (a) Supplemental Indenture No. 1 (the “First Supplemental Indenture”) dated 30 April 2021 among the Company, the guarantors named therein, the Trustee and the Collateral Agent, and (b) Supplemental Indenture No. 2 (the “Second Supplemental Indenture”) dated 2 June 2021, between, among others, the Company, the Guarantor, the Trustee and the Collateral Agent (the First Supplemental Indenture and the Second Supplemental Indenture, together, the “Supplemental Indentures”). I have not been involved in the negotiation of the Guarantee, the Indenture, the Supplemental Indentures, the Deed, or any other related documents.

I have been asked to provide this opinion in accordance with the requirements of Item 601 (b)(5) of Regulation S-K under the U.S. Securities Act of 1933 (the “Securities Act”) regarding the Indenture (including the Guarantee as set forth therein), as amended and supplemented by the Supplemental Indentures, under the laws in force at the date of this opinion in the Relevant Jurisdiction. I express no opinion as to any laws other than the laws of the Relevant Jurisdiction.

This opinion relates solely to matters governed by, and should be interpreted in accordance with, the laws of the Relevant Jurisdiction as in force and as interpreted as of date of this opinion. I have no obligation to inform you of any change in any Relevant Law occurring after that date.

2.	Definitions

In this opinion, the following terms are used:

ASIC means the Australian Securities & Investments Commission.

Company means Barkbox, Inc.

Guarantor means The Original Bark Company Pty Ltd.

Personal Property Securities Register, Security Interest and Personal Property means the definition stated in the Personal Property Securities Act 2009 (Cth).

Relevant Jurisdiction means each of the Commonwealth of Australia or the State of New South Wales.

Relevant Laws means laws of Commonwealth of Australia or the State of New South Wales.

U.S. means the United States of America.

If a word or phrase is defined, its other grammatical forms have corresponding meanings.

Unless the contrary intention appears, the singular includes the plural and vice versa.

3.	Documents

a.	In connection to this opinion, I have examined the following documents:

(i)	Indenture dated 27 November 2020 between the Company, the guarantors named therein, and the Trustee and the Collateral Agent in portable document format (pdf);

(ii)	the Supplemental Indentures;

(iii)

a verification certificate dated 1 June 2021 signed by the sole director of the Guarantor, confirming that the Guarantor does not have a constitution and is therefore governed by the replaceable rules set out in the Corporations Act 2001 (Cth), and attaching true, up-to-date and complete copies of its (i) certificate of incorporation; and (ii) an extract of the resolutions of the sole director of the Guarantor dated 1 June 2021; and

(iv)	such other documents as I have determined were necessary to enable me to express an informed judgment as to the matters addressed herein.

b.	Further, on 1 June 2021, I carried out a search of the Guarantor’s online records with the ASIC. These records are not necessarily up-to-date or complete.

4.	Assumptions

In rendering the opinions set forth below, I have assumed that:

a.	all information contained in all documents reviewed by me is true and correct and no relevant matter has been withheld from me, whether deliberately or inadvertently;

b.	all dates, seals and signatures, any duty stamp or marking on all documents examined by me are genuine;

c.

all copies of the documents submitted to me are complete and conform to the originals of those documents were in full force and effect as of the date of the Indenture (including the Guarantee as set forth therein) and the Supplemental Indentures;

d.	all documents have been or will have been duly authorized, executed and delivered (other than on behalf of the Guarantor) by persons with authority to sign in such capacity;

e.	the Indenture and the Supplemental Indentures constitute valid and binding obligations to all parties to it under all relevant laws but without assuming the conclusions of my opinion herein;

f.

I am entitled to make and rely on all the assumptions specified in section 129 other than those in section 129 (5) and (6) of the Corporations Act of 2001 (Commonwealth of Australia), and I do not know or suspect that this assumption is incorrect;

g.

the execution and delivery of the Second Supplemental Indenture by the Guarantor, and the performance of its obligations under the Indenture (including the Guarantee set forth therein), as amended and supplemented by the Supplemental Indentures, is or will be for its commercial benefit;

h.

no party to the Indenture and the Supplemental Indentures is conducting or will conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the aforesaid documents which might render the Indenture or guarantee or any relevant transaction or associated activity illegal, void, voidable or unenforceable;

i.

no liquidator, administrator, receiver or like person has been appointed to the Guarantor or the Company and there is no current application for the winding up of the Guarantor or the Company (the ASIC Search do not reveal any such appointment or application); and

j.

the Indenture and the Supplemental Indentures remain effective and have not been amended (except insofar as the Supplemental Indentures are concerned), novated, released or terminated and no rights under them and the guarantee have been waived.

5.	Opinion

Based on the foregoing, we are of the opinion, limited in all respects to the laws of Australia, that:

a.	the Second Supplemental Indenture has been validly executed by the Guarantor;

b.	the Second Supplemental Indenture complies with the requirements of Article 10 of the Indenture;

c.	the Second Supplemental Indenture entered into by the Guarantor is permitted or authorized by the Indenture;

d.	the Guarantee is the legal, valid, and binding obligation of the Guarantor enforceable in accordance with their terms;

e.

the entry into of the Second Supplemental Indenture by the Guarantor, and the performance of its obligations under the Indenture (including the Guarantee as set forth therein), as amended and supplemented by the Supplemental Indentures, will not violate any provision of any Relevant Laws applicable to companies generally of the Relevant Jurisdiction or its constitution;

f.

the Guarantor is a validly existing corporation under the laws of Australia, incorporated in New South Wales, Australia with the corporate authority to execute, deliver and perform its obligations under the Indenture (including the Guarantee as set forth therein), as amended by the Supplemental Indentures;

g.

the Guarantor has the necessary corporate power to enter into and perform its obligations under the Indenture (including the Guarantee as set forth therein), as amended and supplemented by the Supplemental Indentures; and

h.

the Second Supplemental Indenture has been duly authorized, executed and delivered by the Guarantor in accordance with Australian law except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general.

6.	Qualifications

My opinion is subject to the following qualifications:

a.	I express no opinion as to:

(i)

whether any representations and warranties made or given to be made or given by the Guarantor in the Indenture and the Supplemental Indentures are correct except insofar (and to the extent) as any such representation or warranty relates to a matter which is the subject of this opinion;

(ii)

any agreement, document or other instrument (other than the Indenture and the Supplemental Indentures) referred to in, contemplated by or in any way connected with the Indenture (including the Guarantee as set forth therein) (including each of the Registration Statement and prospectus referred to in paragraph 7 below); or

(iii)

matters of fact and in that regard I note that I did not conduct any investigation in respect of the accuracy of any facts set out in the Indenture (including the Guarantee as set forth therein), the Supplemental Indentures, the Registration Statement or prospectus referred to in paragraph 7 below or the certificate referred in paragraph 3 (a)(v) above, other than by obtaining and reviewing the verification certificate dated 1 June 2021 and ASIC Search;

b.

I have not taken into account the implications of any pending or foreshadowed legislative or regulatory proposal or amendment or any litigation, hearing or judgment pending in any Relevant Jurisdiction, including, but not limited to, any matter not yet decided on appeal;

c.	I have relied on the ASIC Search but I note that the records of ASIC available for public search may not be complete or up to date;

d.	court proceedings may be stayed if the subject of the proceedings in concurrently before another court; and

e.

a court will not give effect to a choice of laws to govern the Indenture, Supplemental Indenture and the Deed and the guarantee or to a submission to the jurisdiction of certain courts if to do so would be contrary to public policy in the Relevant Jurisdictions.

7.	Filing

I consent to the reliance on this opinion, in connection with the matters set out in it, by Rutan & Tucker, LLP for the purposes of any opinion to be given by it in connection with the Indenture (including the Guarantee as set forth therein) and the Supplemental Indentures and which will be filed as an exhibit to the registration statement on Form S-1 (File No. 333-257306) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission in connection with the Indenture (including the Guarantee as set forth therein), the Supplemental Indentures and the Notes.

I consent to this opinion being filed as an exhibit to the Registration Statement in relation to the Indenture (including the Guarantee as set forth therein) and the Supplemental Indentures and to the use of my name, Teddington Legal, under the section “ Legal Matters” in the prospectus that is a part of such Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours sincerely,

Teddington	Legal

Lawyer,	Consultant & Business Advisor

Contact: +61 2 8096 8143.

Email: mark@tt.legal